EXHIBIT 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP

61 Broadway, 32nd Floor

New York, NY 10006

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

March 5, 2014

Synergy Pharmaceuticals Inc.

420 Lexington Avenue

Suite 2012

New York, New York 10170

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 (File No. 333-182271) (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated March 5, 2014 (the “Prospectus Supplement”), filed pursuant to Rule 424(b) under the Securities Act, relating to the sale by the Company of shares of its common stock, par value $0.0001 per share (the “Common Stock”) having an aggregate offering price of up to $50,000,000 (the “Shares”).

The offering and sale of the Shares are being made pursuant to that certain Controlled Equity Offering Sales Agreement dated as of June 21, 2012, as amended by Amendment No. 1 dated as of March 5, 2014 (as amended, the “Sales Agreement”), by and between the Company and Cantor Fitzgerald & Co. (“Cantor”).

We have examined copies of the Sales Agreement, the Registration Statement and the Prospectus Supplement.  We have also reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate to express the opinions set forth below. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinions are based upon and expressly limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed on or about March 5, 2014, for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP